Exhibit 99.10

ACQUISITION OF TELMEX INTERNACIONAL, S.A.B. de C.V.

BY

AMÉRICA MÓVIL, S.A.B. de C.V

May 11, 2010

Re: Tendering América Móvil TII A Shares and TII A ADSs

To Our Clients:

We are sending you the enclosed Instruction Form in connection with the expected acquisition of Telmex Internacional, S.A.B. de C.V. (“Telmex Internacional”) by América Móvil, S.A.B. de C.V. (“América Móvil”). The deadline for making an election (the “Election Deadline”) will be 5:00 p.m., New York City time, on June 10, 2010, in accordance with the terms of the prospectus forming part of the registration statement on Form F-4 filed May 11, 2010 (the “Prospectus”). Subject to the receipt of all necessary regulatory approvals, the expiration of all regulatory waiting periods, the fulfillment of other customary conditions, and the fulfillment of any other conditions set forth in the Prospectus, the offer is currently expected to expire at 5:00 p.m., New York City time, on June 10, 2010, unless the offer is extended in accordance with U.S. tender offer rules.

The materials relating to the proposed transaction and the stockholder election have been forwarded to you as a holder of any of the following: (i) Telmex Internacional Series A Shares (the “TII A Shares”) or (ii) American Depository Shares, each representing 20 TII A Shares (the “TII A ADSs,” and, together with the TII A Shares, the “TII Securities”). As described more fully in the Prospectus, if the transaction is completed, each outstanding TII Security you own will be exchanged into the right to receive, as per the following chart, either América Móvil Series L Shares (the “AMX L Shares”), American Depositary Shares, each representing 20 AMX L Shares (the “AMX L ADSs,” and, together with the AMX L Shares, the “AMX Securities”) or cash.

Eligible Security	Corresponding Consideration per Eligible Security
TII A Shares	Ps. 11.66 in cash, to be paid in U.S. dollars or 0.373 of an AMX L Share
TII A ADSs	Ps. 233.20 in cash, to be paid in U.S. dollars or 0.373 of an AMX L ADS

Fractions of AMX Securities will not be issued to persons whose TII Securities are exchanged. The exchange agent will aggregate the fractional AMX Securities, execute a sale and deliver the net proceeds on a pro rata basis.

Any elections may only be made by us as the registered holder of TII Securities and pursuant to your instructions. The enclosed ADS Letter of Transmittal is for your guidance only. In order for us to submit an election on your behalf, you must instruct us of your desired election(s) by completing, executing and returning to us the attached Instruction Form.

YOU MUST RETURN YOUR INSTRUCTION FORM PROMPTLY.

IMPORTANT

If you wish to make an election as described above in connection with any or all of the TII Securities held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached Instruction Form. Please also see the accompanying documentation that includes related instructions. Please read these instructions carefully as you may be required to submit additional tax-related information in connection with the proposed transaction. All elections must be processed prior to the Election Deadline. Therefore, if you desire to make an election, we must receive your Instruction Form in ample time to permit us to effect that election on your behalf at or prior to the Election Deadline.

TAX INFORMATION

In order to avoid a 28% U.S. federal backup withholding tax, if you elect to tender your TII Securities, you should provide a correct Taxpayer Identification Number on an IRS Form W-9, a copy of which is available at www.irs.gov, and certify on such form that you are not subject to backup withholding (or for non-U.S. holders, an applicable IRS Form W-8). You should consult your tax advisor for further guidance regarding the completion of IRS Form W-9 or applicable IRS Form W-8 to claim exemption from backup withholding.

Backup withholding is not an additional federal income tax. Rather, the amount of such tax withheld will be credited against the federal income tax liability of persons subject to backup withholding. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided that the required information is timely provided to the IRS.

INSTRUCTIONS

List on the Instruction Form the type(s) and corresponding total amounts of TII Securities to which this letter relates. If the space provided is inadequate, list the name(s) and address(es) of the beneficial holder(s) and the type(s) and corresponding total amounts of TII Securities on a separately executed schedule and affix the schedule to this letter.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This document may be deemed to be solicitation material in respect of the proposed transaction involving América Móvil and Telmex Internacional. In connection with the proposed transaction, América Móvil has filed with the SEC a registration statement on Form F-4 on May 11, 2010 (the “Registration Statement”) to register the AMX L Shares to be issued in the proposed transaction. América Móvil and Telmex Internacional have also filed, and intend to continue to file, additional relevant materials with the SEC. The Registration Statement and the Prospectus contain and will contain important information about América Móvil, Telmex Internacional, the proposed transaction and related matters. SHAREHOLDERS OF TELMEX INTERNACIONAL ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the disclosure documents (including the Registration Statement) and other documents filed by América Móvil and Telmex Internacional with the SEC at the SEC’s website at www.sec.gov or from the information agent, D.F. King & Co., Inc., by phone at 212-269-5550 (for banks and brokers), 800-735-3591 (for all others – toll free) or via e-mail at amx@dfking.com.

INSTRUCTION FORM

ELECTION
Account Number with You	Type of TII Securities Held (TII A Shares or TII A ADSs)	Number of TII Securities for which I wish to tender for AMX Securities	Number of TII Securities for which I wish to tender for cash

TOTAL NUMBER OF SECURITIES:

I/We, the undersigned, acknowledge receipt of your letter and the enclosed material referred to therein relating to the proposed acquisition of Telmex Internacional, S.A.B. de C.V. (“Telmex Internacional”) by América Móvil, S.A.B. de C.V. This will instruct you to submit an ADS Letter of Transmittal on the undersigned’s behalf in respect of the Telmex Internacional securities held by you for the account or benefit of the undersigned.

PLEASE SIGN HERE

Signature(s):

Name(s) (please print):

Address (including Zip Code):

Daytime Telephone Number (including Area Code):

Taxpayer Identification or Social Security No.:

Date:

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